SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                (Amendment No. 1)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           BIO-KEY INTERNATIONAL, INC.
                                (Name of Issuer)


                          COMMON STOCK, $0.01 PAR VALUE
                         (Title of Class of Securities)

                                   09060C 10 1
                                 (CUSIP Number)

                                DECEMBER 31, 2004
             (Date of Event which requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]      Rule 13d-1(b)
[X]      Rule 13d-1(c)
[_]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

--------------------------                           --------------------------
CUSIP NO.  09060C 10 1                13G
--------------------------                           --------------------------

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1       NAME OF REPORTING PERSON:                            Richard T. Fiskum
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
        (A) [_]
        (B) [_]
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3       SEC USE ONLY
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4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America
-------------------------------------------------------------------------------
                        5    SOLE VOTING POWER
NUMBER OF
                        ---- --------------------------------------------------
SHARES                  6    SHARED VOTING POWER

BENEFICIALLY            ---- --------------------------------------------------
                        7    SOLE DISPOSITIVE POWER
OWNED BY
                        ---- --------------------------------------------------
EACH                    8    SHARED DISPOSITIVE POWER

REPORTING

PERSON

WITH:

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9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)
        [_]
-------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

-------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
        IN

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                                       2

THE FOLLOWING ITEMS OF THE SCHEDULE 13G OF RICHARD T. FISKUM ARE HEREBY AMENDED:

ITEM 1.

         (a)      Name of Issuer
                  The name of the issuer is Bio-Key International, Inc.

         (b)      Address of Issuer's Principal Executive Offices
                  The address of the principal executive offices of the Issuer is 1285 Corporate Center, Suite 175, Eagan, MN 55121

ITEM 2.

         (a) Name of Person Filing. This statement is being filed by Richard T. Fiskum

         (b) Address of Principal Business Office or, if none, Residence. The principal address of the Reporting Person is 28690 660th Avenue, Litchfield, MN 55355

         (c)      Citizenship. United States of America

         (d)      Title of Class of Securities. Common Stock, $0.01 par value

         (e)      CUSIP Number. 09060C 10 1

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

ITEM 10.          CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 24, 2005                            /s/ Richard T. Fiskum
                                                     --------------------------
                                                     Richard T. Fiskum


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